EXHIBIT 11

RESEARCH INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                           Six Months Ended December 31,
                                                 1995           1994

PRIMARY
Average shares outstanding                       9,488,000      9,183,000
Net effect of dilutive stock options based
on treasury stock method using average
market price                                       383,000        239,000


Total                                            9,871,000      9,422,000



Net income                                      $4,086,565     $3,159,990



Earning per share                                     $.41           $.34





FULLY DILUTED
Average shares outstanding                       9,488,000      9,183,000
Net effect of dilutive stock options based
on the treasury stock method using period-
end market prices                                  393,000        322,000


Total                                            9,881,000      9,418,000



Net income                                      $4,086,565     $3,159,900



Earnings per share                                    $.41           $.33